EXHIBIT 5.2

Akin Gump Strauss Hauer & Feld LLP
Attorneys at Law

590 Madison Avenue
New York, New York 10022-2524

April 7, 2006

Ohio Edison Company
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308

        Re:    Ohio Edison Company, Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as special counsel to Ohio Edison Company, an Ohio corporation (the "Company"), in connection with the registration, pursuant to a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of the offering and sale from time to time by the Company of $1,000,000,000 aggregate principal amount of one or more series of senior unsecured debt securities (the "Debt Securities") of the Company to be issued under an Indenture (the "Indenture"), dated as of April 1, 2003, between the Company and The Bank of New York, as trustee (the "Trustee"), and sold pursuant to the terms of one or more underwriting or other purchase agreements to be executed by the Company and the underwriters or other purchasers parties thereto.

        In our capacity as such counsel, we have either participated in the preparation of or have reviewed and are familiar with the Registration Statement, including the prospectus comprising a part thereof (the "Prospectus"), and the Indenture. We have also reviewed such other documents and have satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. We have also assumed that (i) the Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Ohio, (ii) the Indenture has been duly authorized, executed and delivered by the Company and the Trustee, (iii) the terms of the issuance of the sale of Debt Securities have been duly approved by all necessary action of the Board of Directors of the Company (the "Board") (or by any committee to which the Board delegates the authority to grant such authorization) and established in accordance with the terms of the Indenture, (iv) that the Debt Securities will be properly authenticated by the manual signature of an authorized representative of the Trustee, depositary or transfer agent, as the case may be, and (v) the signatures on all documents examined by us are genuine, which assumptions we have not independently verified.

        Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

  1.
  The Indenture constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

  2.
  When any Debt Securities have been executed, authenticated, issued, delivered and paid for as contemplated by the Registration Statement and the Prospectus (or any supplement thereto filed pursuant to Rule 424 under the Act) and in accordance with the Indenture, such Debt Securities will constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture.

        The opinions and other matters in this letter are qualified in their entirety and subject to the following:

  A.
  We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("Laws") of: (i) the federal Laws of the United States and (ii) the Laws of the State of New York.

  B.
  The matters expressed in this letter are subject to and qualified and limited by: (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; and (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution.

  C.
  Paragraph 2 is subject to the Registration Statement's becoming effective with no stop order with respect thereto having been issued by the Commission and to the issuance and continued effectiveness of any necessary order by the Public Utilities Commission of Ohio authorizing the issuance of the Debt Securities on the terms contemplated by the Registration Statement and the Prospectus (or any supplement thereto filed pursuant to Rule 424 under the Act).

  D.
  We have assumed that the authorization of any such Debt Securities will not have been modified or rescinded by the Board and there will not have occurred any change in Law affecting the validity or enforceability of such Debt Securities. We have also assumed that none of the terms of such Debt Securities, nor the issuance and delivery thereof, nor the compliance by the Company with the terms thereof will violate any applicable Law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,
/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.